Exhibit 99.1

Press Release

Cogint, Inc. Announces Corporate Name Change to Fluent, Inc.

The company rebrands following its successful emergence as a standalone company

NEW YORK, NY – April 11, 2018 – Cogint, Inc. (NASDAQ: COGT), a leading data-driven marketing services firm uniquely built on a pay-for-performance model, today announced it will change its name to Fluent, Inc. This rebranding is the culmination of recent strategic changes at the company, including the successful spin off of Red Violet (NASDAQ: RDVT), the appointment of former Merkle COO, Don Patrick to its Executive team and the appointment of former Epsilon CEO, Andy Frawley, to its board of directors. As part of the name change, the Company will continue to be publicly traded on the NASDAQ Global Market (the “NASDAQ”) under the new ticker symbol “FLNT”.

“We’re thrilled to announce our name change,” said Ryan Schulke, CEO. “This strategic branding decision comes at a natural inflection point for Fluent and our brand. Since entering the public market in 2015 we have continued to execute exceptionally on our roadmap and are excited to introduce the Fluent brand to Wall Street, as we have done so successfully amongst our peers in the digital marketing industry.”

Fluent’s unique suite of performance marketing solutions is built to deliver its clients new customer acquisition at scale. Every day, Fluent collects first-party data from opted-in, registered users to connect brands to highly engaged new customers. Leveraging this user-declared data, Fluent can more accurately target the right audience with the right offers in real-time, in order to drive and optimize results.

Trading on NASDAQ under the new Fluent, Inc. name, ticker symbol “FLNT” and new CUSIP number 34380C 102 is expected to begin at market open on Monday, April 16, 2018.

About Cogint, Inc. (Soon to be Fluent, Inc. effective April 16)

Cogint, Inc. (NASDAQ: COGT), is an industry leader in data-driven digital marketing services, focusing on customer acquisition, and serving over 500 leading consumer brands and direct marketers. Leveraging a unique data-driven platform, Cogint enables advertisers to more effectively target and engage their most valuable customers, with precision, at a massive scale. The company is headquartered in New York City. For more information, visit www.fluentco.com.

Forward-Looking statements

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we will continue to have demand for our services and whether we will continue to execute on our roadmap. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in cogint’s Annual Report on Form 10-K, as may be supplemented or amended by cogint’s Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact Information:

Investors:

Jordyn Tarazi

Cogint, Inc.

(646)356-8469

JTarazi@Fluentco.com

Media:

North 6th Agency, Inc.

(212)334-9753 ext. 143

fluent@n6a.com